Exhibit 99.1

Dr. David Bar-Or retires as Chief Scientific Officer of Ampio Pharmaceuticals

Retains Board of Director and Scientific Advisory Board positions.

ENGLEWOOD, Colo., September 4, 2018,/PRNewswire/ -- Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that Dr. Bar-Or has decided to retire, effective September 30, 2018, from his full-time position of Chief Science Officer (CSO) of Ampio but is retaining his positions on the Board of Directors (BOD) and Scientific Advisory Board (SAB).

Dr. Bar-Or explained. “The time is right. The critical Bioassay Section of the Chemistry, Manufacturing Control (CMC) filing for Ampion™, which is being prepared for submission to the FDA, is nearing completion. The validation and the complicated Mechanisms of Action (MOA) of Ampion have been elucidated in ten publications in peer-reviewed journals over the last six years with an 11th accepted for publication and a 12th under review, which summarizes how all the interrelated MOAs work together to create a unique healing environment in the knee. Collectively, these articles and other reported clinical trial results have conveyed that this environment provides not only near-term pain relief and improved function for patients severely afflicted by OAK, but also preliminary evidence of disease modifying regeneration of cartilage. Now, I want to take up some fascinating projects at the Trauma Research Center where I serve as Research Director for eight medical institutions.”

Mr. Macaluso, Ampio Pharmaceutical’s Chairman & CEO expressed his appreciation: “The unique body-of-work that Dr. Bar-Or has contributed to the Company has moved the Board of Directors to award Dr. Bar-Or the title of Chief Science Officer Emeritus to reflect its acknowledgement of his pivotal role in the company. Authoring over 160 peer-review journal articles and more than 500 patents testify to his remarkably curious and relentless intellect. To the company’s benefit, he remains on our BOD and SAB.”

About Ampio Pharmaceuticals
Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward-Looking Statements
Ampio's statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include statements regarding Ampio's expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA) , the ability of Ampio to enter into partnering arrangements, clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio's filings with the Securities and Exchange Commission, including without limitation, under Ampio's Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Tom Chilcott
Chief Financial Officer
Phone: (720) 437-6500
tchilcott@ampiopharma.com